Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated April 2, 2025 relating to the financial statements of Firefly Neuroscience, Inc. for the year ended December 31, 2024 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MARCUM CANADA LLP

Marcum Canada LLP

Toronto, Ontario

July 17, 2025